Second Amendment to the
Questar Corporation Deferred Compensation Wrap Plan
(as Amended and Restated October 28, 2008)

THIS SECOND AMENDMENT to the QUESTAR CORPORATION DEFERRED COMPENSATION WRAP PLAN (Second Amendment) is adopted by Questar Corporation, a Utah corporation (the Company) as of the date executed below. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Questar Corporation Deferred Compensation Wrap Plan, as amended and restated effective October 28, 2008 (the Plan); and

WHEREAS, pursuant to Article 9 of the Plan, the Plan may be amended from time to time by the Company’s Board of Directors; and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE BE IT RESOLVED, that the Plan be amended as follows:

1.The following new Section 2.34 shall be added to the Plan:

2.34    “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from: an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to (b)(1), (b)(2), and (d)(1)(B) thereof); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner’s insurance, e.g., as a result of a natural disaster); the need to pay for the funeral expenses of the Participant’s spouse, Beneficiary, or dependent (as defined above); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an Unforeseeable Emergency. Except as otherwise specifically provided in this Section 2.34, neither the purchase of a home nor the payment of college tuition is an Unforeseeable Emergency. Notwithstanding anything in the Plan to the contrary, the Committee has sole discretion to determine whether an Unforeseeable Emergency has occurred.
2.The following new Section 4.4 shall be added to the Plan:

4.4    Unforeseeable Emergency Cancellation. Notwithstanding anything in the Plan to the contrary, a Participant may cancel a deferral election in the component Programs upon an Unforeseeable Emergency. If a Participant elects to cancel a deferral election in the component Programs, such election will be treated as an election not to defer under the component Programs; however, the Participant may elect to defer under the component Programs in a subsequent Plan Year in accordance with Section 4.1(b).
3.The following new Section 6.6 shall be added to the Plan:

6.6    Unforeseeable Emergency.
(a)    Distribution. Notwithstanding anything in the Plan to the contrary, if the Participant has an Unforeseeable Emergency, the Participant may elect to receive a lump sum distribution equal to the amount requested or, if less, the maximum amount determined by the Committee to be permitted to be distributed under this Section 2.34.

(b)    Unforeseeable Emergency Distribution Standard. A distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan.
(c)    Distribution Necessary To Satisfy Emergency Need. Distributions because of an Unforeseeable Emergency may not exceed the amount reasonably necessary to satisfy the emergency need (which may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).
4.Terms and Conditions of Plan. Except for the above amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

5.    Execution. This Second Amendment has been executed on this     day of _________, 2013.

Questar Corporation

By: